BeesFree Announces Mr. Paolo Danesi Will Join the Board of Directors

Mr. Danesi brings vast international sales experience

WEST PALM BEACH, Fla., Sept. 4, 2012 /PRNewswire/ -- BeesFree, Inc. (OTC QB: BEES), a company that has developed and is currently marketing BeesVita Plus™, an innovative composite food supplement for honeybees that works to prevent the effects of Colony Collapse Disorder (CCD), today announced the addition of Mr. Paolo Danesi to the Board of Directors.

Mr. Danesi has over 12 years of international sales experience. Currently, he is the Vice President of Sales at Burmeister and Wain Energy, a worldwide technology leader in the design and production of large ultra super critical (USC) boilers used for power generation. He previously was the Director of Sales for Fata Hunter, a division of FATA S.p.A., with responsibility for several regions including the United States, India, China, Russia and the Middle East. FATA is active in engineering, procurement and construction for energy plants and aluminum smelters. Mr. Danesi was also a Sales Manager with Ansaldo Caldaie S.p.A., a division of the Sofinter Group. Ansaldo Caldaie is a leader in designing and manufacturing boilers used in thermoelectric power plants. He is fluent in English, Italian and Portuguese, and holds a degree in chemical engineering from Universita degli Studi di Roma La Sapienza.

"We are extremely pleased with the addition Mr. Danesi to our Board of Directors," stated Mr. David Todhunter, CEO and President of BeesFree, Inc. "Our primary focus right now is building brand awareness and market share for our BeesVita Plus™ product. His expertise in sales and marketing will prove invaluable. We also intend to leverage Mr. Danesi's vast international relationships as we expand our global footprint and capitalize on the numerous revenue generating opportunities that lay ahead."

About BeesFree, Inc.
BeesFree, Inc. (OTC QB: BEES), a company focused on developing innovative solutions for the global beekeeping community, owns a patent pending composite food solution that helps honeybees avoid the effects of Colony Collapse Disorder (CCD). For more information please visit www.beesfree.biz.

Forward-Looking Statements
Statements about the future expectations of BeesFree, Inc. and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BeesFree, Inc. intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Bees Free actual results could differ materially from expected results.

Contact
Investor Relations Contact:
TPW Capital, Inc.
Thomas Walsh, President
Telephone: (201) 424-4573
Email: Marketing@beesfree.biz